Exhibit 99.1

FOR IMMEDIATE RELEASE
April 23, 2007

Citizens Bancshares Corporation Announces 12 Percent Increase in Dividend Payment

ATLANTA, April 23, 2006 /PRNewswire—FirstCall/ — Citizens Bancshares Corporation (OTC Bulletin Board: CZBS) (the “Company”), the parent company of Citizens Trust Bank (CTB), announced today it has declared an annual dividend on common stock of $0.19 per share, payable on May 1, 2007 to shareholders of record as of close of business April 10, 2007.  The current year dividend payment represents a 12 percent increase over the dividend per share amount paid in 2006.

As a leader in the financial services industry, Citizens Trust Bank prides itself on offering a full range of quality products and services. Since its inception, the Bank has remained dedicated to the growth and development of communities through superior products and extraordinary service.  With 85 years of history, Citizens Trust Bank ranks in the top 10 of African American owned financial institutions and has financial centers throughout metropolitan Atlanta and Columbus, Georgia, and in Birmingham and Eutaw, Alabama. Through its parent company, Citizens Bancshares Corporation, its common stock is offered over-the-counter to the general public under the trading symbol CZBS. For more information please visit Citizens Trust Bank on the web at www.CTBconnect.com.  Citizens Trust Bank — A relationship you can bank on.

This news release contains forward-looking statements and comments on outlook. Any number of conditions may occur, which would affect important factors that may materially change expectations. These factors include, but are not limited to, customer trading activity, changes in technology, shifts in competitive patterns, decisions with regard to products and services, changes in revenues and profits, and significant changes in the market environment regionally or nationally.

Contact:

Citizens Bancshares Corporation
Cynthia N. Day, Chief Operating Officer
(404) 575-8306

SOURCE: Citizens Bancshares Corporation